EXHIBIT 99.1

Press Release
First Nine Months 2011 Results

► Accelerated organic top line growth in Q3 2011, fueled by strong inflow of triple-play;
► Adjusted EBITDA margin continued to expand to 53.3% for 9M 2011 and 54.1% for Q3 2011;
► Increasing uptake of triple-play subscribers, up 10% yoy to 35% of customer base.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, October 27, 2011 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU GAAP”) for the nine months ended September 30, 2011.

HIGHLIGHTS

•	Revenue of €1,014.8 million, up 5% yoy, driven by triple-play and business services growth, notwithstanding the impact from the reporting change on certain premium voice and SMS content services;

•	Growth in ARPU per customer relationship(4) (5) accelerated in Q3 2011, reaching €42.5 (+9% yoy), resulting in improved organic revenue growth qoq of 5.0% in Q3 2011 from 4.6% in Q2 and 4.2% in Q1;

•
Adjusted EBITDA(1) up 7% yoy to €540.8 million, margin expanded to 53.3% despite investments in growth and football-related production and marketing costs, driven by cost efficiencies and customer bundling;

•	Net profit fell 76% yoy to €11.2 million, amongst others negatively impacted by a €28.5 million impairment on DTT-related infrastructure and a €47.9 million loss on derivatives;

•
Accrued capital expenditures(2) increased to €362.3 million, impacted by the acquisition of certain exclusive Belgian football broadcasting rights and the fourth 3G mobile spectrum license. Excluding these items, accrued capital expenditures amounted to 20% of revenue;

•	Free Cash Flow(3) of €170.0 million, down 18% yoy, reflecting higher cash interest expenses and the prepayment of part of the acquired exclusive Belgian football broadcasting rights;

•	Around 172,000 customers subscribed to our sports channel Sporting Telenet, up 46% yoy;

•	Healthy financial profile through significantly extended debt maturity profile and strong cash generation;

•	Full year 2011 outlook narrowed on the back of softer results in Q2 and beginning of Q3, expecting revenue growth of around 5.5%. Adjusted EBITDA margin upgraded to around 52.5%.

As of and for the nine months ended	Sept 2011	Sept 2010	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	1,014.8	967.0	5%
Operating Profit	242.4	268.1	-10%
Net Profit	11.2	47.2	-76%
Basic Earnings Per Share	0.10	0.42	-76%
Diluted Earnings Per Share	0.10	0.42	-76%
Adjusted EBITDA (1)	540.8	505.6	7%
Adjusted EBITDA margin %	53.3%	52.3%

Accrued Capital Expenditures (2)	362.3	174.9	107%
Accrued Capital Expenditures as % of revenue	36%	18%
Free Cash Flow (3)	170.0	207.0	-18%

OPERATIONAL HIGHLIGHTS (Serviced premises)

Total Cable TV	2,214,100	2,288,200	-3%
Analog Cable TV	853,300	1,119,400	-24%
Digital Cable TV (Telenet Digital TV + INDI)	1,360,800	1,168,800	16%
Broadband internet	1,282,100	1,196,800	7%
Fixed telephony	864,000	794,800	9%
Mobile telephony	231,200	182,200	27%
Triple-play customers	767,800	697,300	10%
Services per customer relationship (4)	1.97	1.87	5%
ARPU per customer relationship (€ / month) (4) (5)	41.5	38.4	8%

(1)
EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestures.  Operating charges or credits related to acquisitions or divestures include (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable IFRS measure. A reconciliation of this measure to the most directly comparable IFRS measure is disclosed in Exhibit 1 on page 11.

(2)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated balance sheet on an accrued basis.

(3)
Free Cash Flow is defined as net cash provided by the operating activities of Telenet’s continuing operations less capital expenditures of its continuing operations, net of proceeds from the sale of other intangibles, each as reported in the Company’s consolidated statement of cash flows. Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable IFRS measure.

(4)
Customer relationships are equal to the sum of analog and digital basic cable TV subscribers on the Combined Network, including the network covered by the long-term lease with the pure intermunicipalities.

(5)
Average monthly revenue (ARPU) per revenue generating unit (RGU) and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

Conference call – Telenet will host a conference call for institutional investors and analysts on October 28, 2011, at 4.00pm CET.
For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts
Investor Relations &
Corporate Communication:    Vincent Bruyneel – vincent.bruyneel@staff.telenet.be – Phone: +32 15 335 696
Investor Relations:        Rob Goyens – rob.goyens@staff.telenet.be – Phone: +32 15 333 054
Press & Media Relations:    Stefan Coenjaerts – stefan.coenjaerts@staff.telenet.be – Phone: +32 15 335 006

About Telenet – Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet Solutions. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information – Additional information on Telenet and its products can be obtained from our website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. Our Consolidated Annual Report 2010 as well as unaudited condensed consolidated interim financial statements and presentations related to the financial results of the first nine months of 2011 have been made available from the investor relations pages of our website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook, dividend policy and future growth prospects, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations, our ability to make value-accretive investments, and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2010 and the unaudited condensed consolidated interim financial statements for the six months ended June 30, 2011 have been prepared in accordance with International Financial Reporting Standards, as adopted by the EU (EU GAAP) unless otherwise stated and have been made available on our website.

Non-GAAP measures –Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is our controlling shareholder.

This document has been released on October 27, 2011 at 5.45pm CET

Commenting on the results, Duco Sickinghe, Telenet’s Chief Executive Officer, stated:

“Looking back at the third quarter of 2011, I am pleased with the solid progress of both our operational and financial performance. Thanks to a continued strong expansion of the customer value, our organic revenue growth rate – excluding the contribution of C-CURE, which we acquired in Q2 2010 – improved on a sequential basis. Our improved Adjusted EBITDA margin underlines the economic benefits from adding more subscribers in triple-play. A clear result of the continued trend of customers increasingly seeking to consolidate their digital services with a provider that can deliver a platform with the highest broadband speeds and an advanced interactive digital TV system, all this combined with the unrelenting focus on customer service.

The uptake of our high-tier products, including Fibernet broadband internet and high-end triple-play Shakes, continued to perform very well and further expanded the ARPU per unique customer. In Q3 2011, net additions to triple-play were 16,300, or up 87% versus the prior year period, all being energized by the differentiating product and service positioning cable can offer to all our digital customers. This combination pushed our ARPU per unique customer up by 9% to €42.5 for the quarter, excluding mobile. Having acquired the exclusive broadcasting rights for the top-3 Belgian football matches for the next three seasons, our digital TV customers have now access to an unparalleled sports package, Sporting Telenet, that offers the best Belgian and international football matches and other sports games on an exclusive basis. At the end of Q3, around 172,000 customers subscribed to this sports package, up 46% yoy, which is priced between €14.95 and €24.95 per month and will start contributing meaningfully to our revenue as of Q4 2011.

The ongoing demand for Telenet’s high-quality services, combined with a genuine customer-centric approach, provided for a solid trend in our financial results. For the first nine months, revenue was up 5% to €1,015 million (Q3: €345 million, up 5%) and our organic revenue growth in Q3 showed a sequential improvement compared to the revenue growth trend of Q2 and Q1. Our Adjusted EBITDA grew by 7% to €541 million for the first nine months (Q3: €187 million, up 6%). We continued to improve our Adjusted EBITDA margin to 53.3% in 9M 2011 from 52.3% in 9M 2010. For the third quarter, our margin reached 54.1%, despite one-off start-up efforts to position our new sports channels. Accrued capital expenditures were €204 million, or 20% of revenue, excluding the acquisition of the broadcasting rights for Belgian football and the mobile 3G-license. We generated €170 million of Free Cash Flow during the first nine months, which was 18% lower compared to last year as a result of higher cash interest expenses following our refinancing operations and the partial prepayment of the rights for Belgian football in Q3 2011.

After having secured the fourth 3G-license, negotiations with the mobile operators have further intensified. We are now looking at all available options to operate our frequencies at maximum capital efficiency in a very constructive manner. It is our intention to leverage as much as possible on existing infrastructure assets and seeking a more intense collaboration with the existing Belgian mobile network operators through mutual value-accretive partnerships. At the beginning of September, we appealed the decision of the Belgian regulators as we strongly believe that the proposed remedies will not create any benefit for the customer. We believe to have solid arguments and expect the ruling on the injunction within the next six months and on the merits within the next twelve months. Importantly, we agreed with the counterparty that we will not incur any capital expenditures related to the regulation until there has been a ruling on the injunction.

For the full year 2011, we will deliver a solid set of operational and financial results amidst a challenging macro-economic and competitive environment. On the back of our 9M results, where we experienced a softer market demand in Q2 and in the beginning of Q3, we have slightly narrowed our revenue outlook and now expect our revenue growth to come in around 5.5% on one hand. On the other hand, we will beat last year’s Adjusted EBITDA margin and therefore upgrade our anticipated margin to around 52.5% for the full year relative to 51.5% achieved last year. Excluding the one-offs related to certain exclusive football broadcasting rights and the mobile spectrum, we anticipate our total accrued expenditures now to account for around 22% of revenue as we project higher accrued expenditures on node-splitting in Q4. Nevertheless, our Free Cash Flow should reach at least €240 million. Fueled by this strong cash flow generation, we remain confident that our strong underlying business growth and improved cash flow flexibility following the refinancing operations of the past nine months will translate into healthy future shareholder returns.”

1	Operational highlights

IMPORTANT REPORTING CHANGE

Billing of premium voice and SMS content services: As of January 1, 2011, Telenet adjusted its financial collecting model for certain premium voice and SMS content services following a change in the Belgian legislation. This legislation states that the operator is no longer carrying legal responsibilities for the collection of these services, hence will only act on behalf of the third‐party content providers going forward. As a result, the costs related to these premium voice and SMS content services are now netted off against revenue. If we were to retroactively apply the new financial collecting model as if it had been introduced as of January 1, 2010, our nine-month and full year 2010 revenue would have been reduced by approximately €6.0 million and €8.0 million, respectively. This reporting change has no impact on our Adjusted EBITDA.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY

Our multiple-play strategy, centered on upselling bundled offers to our existing single-play customer base and adding new customers to any of our attractive bundled propositions, yielded solid results for the first nine months of 2011. Year-to-date, we attracted 5% more triple-play subscribers as compared to last year, despite lower levels of overall consumer demand for the market in which we are active. The value and the mix of our newly acquired customers have improved as we continue to focus on growing triple-play penetration and on increasing the proportion of customers on higher tiers of services. In Q3 2011 alone, we added 16,300 net new triple-play subscribers, which is much better than last year’s third quarter performance when we managed to attract 8,700 net new triple-play subscribers. We believe these robust additions are the result of our successful repositioning of multiple-play bundles earlier in the year as customers can now select to add both digital TV and fixed telephony to their stand-alone broadband product for an additional €10 per month. At the end of September 2011, the number of customers subscribing to all three fixed products reached 767,800, a 10% increase compared to September 30, 2010. Hence, the proportion of triple-play subscribers relative to our total customer base totaled 35% as compared to 31% on September 30, 2010.

Relative to Q2 2011, we were pleased to see that the pace of our gross sales substantially improved in the third quarter across all of our product lines driven by both our acquisition of the exclusive broadcasting rights for the main fixtures of the Belgian football league for the next three seasons and a successful Back to School campaign. Nevertheless, net new subscriber growth in the third quarter was somewhat affected by a temporary increase in churn as a result of the price increases for our stand-alone basic cable television and broadband internet services announced in July.

At September 30, 2011, our subscription base of 4,360,200 RGUs (excluding our mobile telephony RGUs) consisted of 2,214,100 cable television, 1,282,100 broadband internet and 864,000 fixed telephony services being provided to 2,214,100 unique customers. We increased our RGU base by 2% from 4,279,800 at September 30, 2010. The number of services per customer relationship (excluding mobile telephony) reached 1.97 at September 30, 2011 as compared to 1.87 at September 30, 2010. The 5% year‐on‐year increase in the number of services per customer relationship was the direct result of our successful bundling strategy.

Since 38% of our customer base is still taking only one product from us, we continue to see sound growth opportunities from upselling our remaining single‐play subscribers to our attractive multiple‐play propositions. At the same time, we will focus on converting our remaining analog TV subscribers to our digital TV platform. Both directional movements are expected to increase the ARPU per customer relationship and hence be supportive to our top line growth.

ARPU PER CUSTOMER RELATIONSHIP

We consider the customer value, reported as ARPU per customer relationship, to be one of our key operational metrics since we seek to obtain a larger share of our customers’ spending on media, entertainment and telecommunications services. Over the first nine months of 2011, the ARPU per customer relationship grew 8% year‐on‐year to €41.5 despite lower revenue on premium rate telephony services compared to the prior year period as a result of our adjusted financial collecting model for certain premium voice and SMS content services as discussed on page 4. A continued strong uptake of our high-tier Fibernet broadband products and more video-on-demand usage clearly boosted this trend. Our recorded year‐on‐year growth in the ARPU per customer relationship would have been approximately 1% higher when adjusting our 9M 2010 ARPU per customer relationship for the loss of revenue on premium rate services.

Compared to the prior year quarter, the ARPU per customer relationship grew by €3.5, or 9%, to reach €42.5 in Q3 2011, which represented the highest absolute increase since Q3 2010. In line with previous quarters, ARPU per customer relationship growth continued to be propelled by the successful execution of our proven multiple‐play strategy and a larger proportion of higher ARPU generating digital TV subscribers. This more than outweighed the pressure we continue to experience on the individual product ARPUs as a result of a growing proportion of bundle and other price discounts as well as competitive pressures. The ARPU per customer relationship, as mentioned above, excludes the recurring revenue generated by our increasing base of postpaid mobile subscribers.

1.2    Broadband internet

As of September 30, 2011, we served 1,282,100 broadband internet subscribers, up 7% compared to the prior year period. Consequently, 45.2% of the total number of homes connectable to our fully bi-directional HFC network subscribed to one of our broadband offerings at the end of September 2011 compared to 42.6% at the end of September 2010. Our speed leadership and attractive product offering relative to competing technologies have enabled us to attract an aggregate 57,600 net new broadband internet subscribers since the start of 2011. In Q3 2011 alone, we recorded 18,400 net new broadband internet subscribers, marking an improvement relative to the additions of the preceding quarter. We believe that subscriber growth in Q3 2011 would have been almost equivalent to Q3 last year if we had not experienced a temporary increase in our annualized churn rate in the third quarter of 2011 as a result of the price increase announced in July. Our annualized churn for the first nine months of 2011 amounted to 7.6% (Q3 2011: 8.5%) as compared to 7.1% for the corresponding period last year.

Through our leading product suite of next-generation broadband products, we believe we are well armed to capture the benefit of further penetration growth in our footprint. Today, we are offering broadband download speeds of up to 100 Mbps versus a theoretical maximum of 30 Mbps at competitors using DSL-technology. In the ISP Monitor Speed Test, which ranks the real speeds of all internet providers in Belgium, our broadband products represent all top-3 positions. 41% of gross sales year-to-date subscribed to our EuroDocsis 3.0-enabled Fibernet products with speeds of 50 Mbps or more. Approximately 69% of our broadband customers subscribed to tiers of 30 Mbps or higher at the end of Q3 2011 and hence we continue to enjoy a high quality subscriber base. The promotion of fast and ultra fast broadband services remains one of the cornerstones of our overall strategy and we believe cable is well placed to push the take-up of such services as prescribed by the European Commission’s Digital Agenda 2020.

1.3    Telephony

1.3.1    Fixed telephony

Gross sales for our fixed telephony products over the first nine months of 2011 have been running at higher levels as compared to last year, driven by our repositioned multiple-play bundles with the inclusion of attractively priced flat-

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1 The ISP Monitor Speed Test is an independent source for bandwidth speed comparison. The results shown on www.ispmonitor.be are a summary of the test results gathered by the users of ISP Monitor software.

fee rate plans for fixed originated calls to domestic fixed lines during offpeak times. Year-to-date, we recorded 49,600 net new fixed telephony subscribers, of which 16,700 in Q3 2011.

At the end of September 30, 2011, we served 864,000 fixed telephony subscribers, up 9% compared to the prior year period. This equals a penetration rate of 30.4% relative to the number of homes passed by our network at September 30, 2011 as compared to 28.3% at the end of the prior year period. Annualized churn for the first nine months of 2011 stood at 7.4% compared to 6.6% last year as Q3 2011.

1.3.2     Mobile telephony

About two years ago, we rejuvenated the mobile market in Belgium through the introduction of well-balanced handset subsidies with a clear focus on smartphones. As a result, our active mobile telephony subscriber base more than doubled over that timeframe to 231,200 at the end of September 2011 despite us only cross-selling mobile telephony services to our existing cable subscribers. Year-to-date, we recorded 33,700 net new active mobile subscribers, of which 9,900 in Q3 2011. Through our unique subsidized smartphone approach, we have started to appeal to customers with a higher lifetime value, notably also in the SoHo segment. As a result, our mobile ARPU has grown by more than 60% over the last two years. Recently, we also introduced an attractive range of SIM-only tariff plans for customers preferring more calling minutes and text messages, or a temporary price discount over a subsidized handset.

Having secured our mobile future through the acquisition of valuable and scarce mobile spectrum at the end of June in partnership with the Walloon cable operator, we believe we are well placed to further grow our mobile business and to unlock the untapped potential of the mobile data market in Belgium. As of tomorrow, we will start to sell the iPhone 4S, both on a stand-alone basis and in combination with one of our attractive iPhone-tailored rate plans. Through their iPhone subscription, customers also get free access to our dense and powerful WiFi network, both in the home as in numerous public places, catering for an unparalleled user experience.

1.4    Television

1.4.1    Digital & Premium Television

At the end of September 2011, approximately 61% of our cable TV subscriber base had upgraded to digital TV, which offers a much richer viewing experience and access to a wide variety of additional thematic channel packs and digital pay TV services as well as an extensive video-on-demand (VOD) library. The buy rate of VOD reached 4.4 titles per month per digital TV subscriber in Q3, the highest rate ever achieved. Our total number of VOD transactions increased by 53% to 17.7 million in Q3 2011 and to 49.3 million for 9M 2011. We are pleased with the take-up of Sporting Telenet since its launch at the end of Q2 2011. At the end of Q3 2011, approximately 172,000 customers subscribed to Sporting Telenet, which represented an increase of 46% compared to Q3 2010. This sports channel exclusively broadcasts the most important fixtures of the Belgian football championship for the next three seasons alongside the most popular international football leagues and other major sporting events, such as NBA basketball and golf. Pricing is dependent on the number of services ordered and ranges from €14.95 per month for triple-play subscribers to €24.95 per month for single-play subscribers (both including 21% VAT).

As of September 30, 2011, the number of digital TV subscribers reached 1,360,800, up 16% compared to the prior year period. The vast majority of our digital TV subscribers opt for our interactive Telenet Digital TV platform (1,305,700, +18% year‐on‐year) with the remaining customers still subscribing to the linear digital INDI platform that we acquired through the Interkabel Acquisition in October 2008. Given the non‐interactive status of the INDI platform, we continue to anticipate a gradual decline in the total number of INDI customers, whilst we aim to migrate these customers to our own digital TV platform. We added 124,500 net new subscribers to our Telenet Digital TV platform over the first nine months of 2011, of which Q3 2011 accounted for 43,400. This marks a clear improvement over Q2 2011’s net additions of 33,300.

Going forward, we believe that the migration from analog TV to the much richer digital TV platform will remain one of our key value drivers given the much higher ARPU generated by a digital TV customer. In the near future, we expect the importance of digital TV, premium services and multi screen features to gain further traction. The traditional TV experience is increasingly being marginalized as consumers assert their right to watch what they want, when they want. To keep pace with this growing trend, we will further exploit the many technological possibilities of our digital platform in combination with our leading broadband network. The launch of Yelo in December last year, enabling customers to watch their favorite programs and shows wherever they are on their iPad, iPhone or laptop, fits perfectly well within this strategy.

1.4.2    Basic Cable Television

Subscribers to both our analog and digital television services totaled 2,214,100 at the end of September 2011. This represents a net organic loss of 59,900 basic cable television subscribers during the first nine months of the year. In Q3 2011 specifically, we temporarily incurred a higher loss rate as a result of the earlier announced 4.2% price increase as of October 2011. This anticipated higher churn will be more than offset by the positive impact of the price increase on our future revenue. The increased outflow of low value single-play analog TV subscribers generating the lowest ARPU amongst any of our products was offset by the inflow of new basic cable television subscribers as a result of the acquisition of the Belgian football rights. As a result, the net organic loss rate in Q3 2011 remained relatively unchanged as compared to preceding quarters at 19,800.

This organic loss excludes migrations to our digital television platform and represents customers churning to competitors’ platforms, such as other digital television providers and satellite operators, or customers terminating their television service or having moved out of our service footprint. Our annualized cable TV churn reflects the intensely competitive environment in the TV market with consumers now having the choice between a wide range of TV providers ranging from cable, IPTV and satellite to DTT and OTT in the near future, whilst at the same time basic TV prices remain one of the lowest within a wider European context. Given the historically high level of cable penetration in our footprint, the limited expansion of the number of homes passed and the availability of competing digital television platforms, we anticipate that the number of basic cable TV subscribers will continue to decline moderately. We believe, however, that the anticipated erosion in the number of TV‐only subscribers will be more than offset by further growth in multiple‐play subscribers, generating a much higher ARPU relative to the basic cable TV ARPU.

2	Financial highlights

2.1    Revenue

Over the first nine months of 2011, we generated revenue of €1,014.8 million, a 5% increase compared to the prior year period when we produced revenue of €967.0 million. Our year‐on‐year revenue growth rate was negatively impacted by the January 1, 2011 change in the presentation of revenue and expenses related to certain premium voice and SMS content services, as described in §1 above. This reporting change had a negative impact on our residential telephony revenue of approximately €6.0 million for the first nine months of 2011.

Substantially all of our revenue growth during the first nine months of 2011 was organic and directly driven by the underlying growth in fixed and mobile telephony services, the ongoing migration from analog to digital TV and the recently started uptiering of our existing high‐end broadband customer base to Fibernet, all through which we were able to obtain a higher value per customer. Our business services division also delivered a healthy low double‐digit top line growth over the first nine months of the year on the back of strong growth for our data and hosting solutions, the strong uptake of our Business and Corporate Fibernet solutions as well as the acquisition of C‐CURE as of May 31, 2010.

In Q3 2011, we achieved revenue of €344.9 million, up 5% compared to the prior year period. We reiterate that all of our revenue growth in Q3 2011 was organic since we have been consolidating C-CURE since the end of May last year. Thanks to a continued strong expansion of the customer value, the underlying organic top line growth rate showed an encouraging slight improvement relative to Q1 2011 and Q2 2011. For Q4 2011, we anticipate an acceleration of the growth pace of our reported revenue as compared to the preceding quarters. In Q4 2010, our revenue was impacted by €3.7 million lower revenue from contract termination billings, which represents the termination fee we charge to customers upon cancellation of their one-year contract obligation.

BASIC CABLE TELEVISION

Basic cable television revenue, which comprises the basic cable television subscription fee paid by both our analog and digital (Telenet Digital TV and INDI) cable TV subscribers, remains an important contributor to our revenue and represents a steady source of cash flow. Over the first nine months of 2011, our basic cable television revenue amounted to €237.6 million, marking a 3% decrease compared to the prior year period, reflecting a lower average number of active cable TV subscribers relative to the prior year period. In Q3 2011, we achieved basic cable television revenue of €78.5 million, a 4% decline compared to the prior year period.

On October 9, 2011, we increased the monthly subscription charge for our basic cable television service by 4.2% on average. We anticipate this price increase to have a gradual positive impact on our basic cable television revenue from Q4 2011 onwards.

PREMIUM CABLE TELEVISION

Our premium cable television revenue includes the revenue generated by our digital cable television subscribers on top of the basic cable television revenue as described above. In addition to video‐on‐demand revenue, our premium cable television revenue is driven by the strong uptake in rentals of the high‐end HD and PVR‐enabled set‐top boxes, which provide a boost to our recurring monthly set‐top box rental fees. The other contributors to our premium cable television revenue include subscription fees to our thematic and premium channel packages (including Sporting Telenet) and interactive services on our platform which all drive an ARPU uplift from basic cable TV.

Year-to-date, we generated premium cable television revenue of €136.7 million, up 24% compared to the prior year period. Relative to the prior year quarter, our premium cable television revenue grew €9.8 million in Q3 2011 to €48.0 million (+26% year-on-year), which includes the benefit of revenue generated by our new Sporting Telenet sports platform.

DISTRIBUTORS/OTHER

Distributors/Other revenue includes revenue related to (i) the sale of set‐top boxes, (ii) revenue from cable television activation and installation fees, (iii) other services such as online advertising on our portal and community websites and (iv) the contribution from third‐party sales in our multi‐brand mobile distribution channel BelCompany. Distributors/Other revenue in the first nine months of 2011 decreased 9% to €38.7 million. The decline was attributable to a lower level of gross additions, resulting into lower subscriber activation and installation revenue.

In Q3 2011, our Distributors/Other revenue was broadly stable as compared to the prior year period at €13.8 million with lower subscriber activation and installation revenue being offset by 5% higher revenue at BelCompany in the quarter.

RESIDENTIAL BROADBAND INTERNET

Our residential broadband internet revenue reached €329.3 million for the first nine months of 2011, up 3% compared to the prior year period. Relative to the prior year period, we recorded lower activation revenue because of a lower level of gross additions. We also had temporary promotions on nonrecurring installation and activation fees in the first quarter to drive the uptake of our Fibernet products. In addition, in line with previous quarters, we continued to sell the vast majority of our broadband subscriptions through bundled offers and the proportionate allocation of that bundle discount over all involved products continued to weigh on the individual broadband ARPU.

In Q3 2011, our broadband internet revenue increased €3.0 million year-on-year, or 3%, to €110.9 million. Mid-February this year, we have started to commercialize our next-generation of broadband products on a larger scale across our entire footprint. Year-to-date, Fibernet has accounted for 41% of our gross sales, which clearly underpins customer demand for such reliable, high-speed broadband connections.

RESIDENTIAL TELEPHONY

Our residential telephony revenue, which includes the contribution from both our fixed and mobile business, jumped €16.8 million or 9% in the first nine months of 2011 to €205.4 million (Q3 2011: €71.8 million, +10% yoy) despite approximately €6.0 million lower revenue from the reporting change for certain premium voice and SMS content services as previously discussed. If we were to retroactively apply the change as if it had been introduced as of January 1, 2010, the revenue growth rate for the nine month period of our residential telephony revenue service would have been 12%.

Our fixed telephony revenue in the first nine months of 2011 remained broadly stable as compared to the prior year period as an increased number of RGUs offset the decline in usage-related revenue as the bulk of our subscribers have meanwhile opted for our flat‐fee rate plans. Our mobile business, however, continued to make a growing contribution to our overall top line growth driven by healthy growth in the number of postpaid subscribers and a further increase in our mobile ARPU following our increased focus on smartphones and customers with a higher lifetime value.

BUSINESS SERVICES

Telenet Solutions, our business services division, recorded a healthy 11% top line growth for the first nine months of 2011 to €67.1 million. Growth was sustained by sound demand for our leading connectivity solutions and a broad array of value-added services which we have added in order to offer our customers a state-of-the-art integrated solution. The acquisition of C-CURE, the local managed security provider which we acquired on May 31, 2010, also boosted our year-on-year revenue growth. In Q3 2011, our B2B revenue grew at a lower rate of 5% to €21.9 million, reflecting typical seasonality in our business mainly affecting security and non-recurring installation revenue and as C-CURE was fully consolidated in both Q3 2011 and Q3 2010.

Our B2B portfolio mainly comprises services, for which we project healthy market growth in 2011 and beyond. Telenet
Solutions wishes to build on the investments of recent years by approaching the market with a portfolio of connectivity, security and hosting solutions. Connectivity solutions are increasingly based on the use of the coax cable. We feel we are particularly well positioned in this market through our Business Fibernet and Corporate Fibernet solutions, supported by the EuroDocsis 3.0 technology which we have deployed across our entire footprint. Apart from dedicated sales and care channels, we have introduced quality of service guarantees for our corporate customers to enable the implementation of critical business applications at guaranteed speeds.

2.2    Expenses

For the first nine months of 2011, we incurred total operating expenses of €772.4 million, an 11% increase compared to the prior year period when total operating expenses amounted to €698.9 million. The increase in total operating expenses was driven by higher employee benefits, depreciation, amortization and impairment charges, including a €28.5 million impairment on the intangible assets related to Digital Terrestrial Television (DTT) in Q3 2011, and expenses related to share based compensation. Excluding the DTT-related impairment, our total operating expenses for the first nine months of 2011 were up 6% year-on-year.

In Q3 2011, our total operating expenses increased 22% to €282.9 million from €231.1 million in Q3 last year as we incurred relatively higher sales and marketing expenses related to the rebranding and marketing of our exclusive payTV sports channel Sporting Telenet. Our total operating expenses in Q3 2011 were also impacted by higher depreciation and amortization charges linked to the pro-rata amortization of the acquired Belgian football broadcasting rights and the DTT-related impairment as mentioned above. Excluding the DTT-related impairment, our total operation expenses in Q3 2011 were up 10% year-on-year.

•
Employee benefits grew 10% year-on-year to €108.6 million for the first nine months of 2011 (Q3 2011: €33.5 million, +3% yoy). The increase in personnel expenses reflected our mandatory implementation of the wage indexation for all of our employees as of early 2011, a general increase in our staffing levels as a result of business growth and a further insourcing of call centers. The latter is expected to be offset by lower network operating and service costs in future periods, as we anticipate improved efficiencies in our care and sales operations through a higher proportion of insourced call centers.

•
Depreciation, amortization and impairment totaled €286.5 million for the first nine months of 2011, up 22% compared to the prior year period (Q3 2011: €122.4 million, +57% yoy). This increase reflected the impact of capital expenditures that were only partially offset by the impact of certain assets becoming fully depreciated, and the acquisition of the exclusive broadcasting rights for the main fixtures of the Belgian football championship for the next three seasons as these rights are being amortized on a pro rata basis as the football seasons progress. In Q3 2011, we also booked a €28.5 million non-cash impairment charge on the intangible assets related to Digital Terrestrial Television (DTT), due to coverage and content issues and the expected impact of the cable regulation.

•
Network operating and service costs continued to represent the largest component of our operating expenses. Over the first nine months of 2011, we managed to keep our network operating and service costs broadly stable at €283.9 million despite continued growth in the number of fixed and mobile RGUs (Q3 2011: €98.4 million, +4% yoy). Higher content costs as a result of the further digitization of our cable TV subscriber base, higher programming costs related to the start of the new football season and higher maintenance costs as a result of a larger installed base were offset by a reduction in interconnect expenses following the decline in fixed‐to‐mobile termination charges and overall a lower level of subsidies spent on our mobile activities following lower gross mobile sales as compared to the prior year period.

•
Advertising, sales and marketing expenses showed an 8% decrease as compared to the prior year period to €42.4 million. This decrease reflected a lower level of commissions paid as a result of lower sales volumes across all product lines and increased efficiency in our sales channel mix with a greater emphasis on lower cost sales channels such as our call centers and our e‐portal. Our advertising, sales and marketing expenses in Q3 2011 showed a 13% increase year-on-year to €16.0 million driven by the rebranding and the launch of our Sporting Telenet platform.

•
Other costs, including operating charges related to acquisitions or divestitures and restructuring charges, amounted to €40.0 million for the first nine months of 2011 (Q3 2011: €10.3 million). The 10% increase as compared to the prior year period reflected higher costs which we incurred as part of the regulatory review as well as other business-supporting corporate advisory and legal fees.

Our total operating expenses represented 76% of our overall revenue for the first nine months of 2011 as compared to 72% for the prior year period. The increase was predominantly attributable to higher depreciation, amortization and impairment charges, including the aforementioned €28.5 million impairment charge on the DTT-related intangible assets. Excluding the DTT-related impairment, our total operating expenses as a percentage of revenue would have amounted to 73%. The relative weight of the cost of services provided (excluding the DTT-related impairment) as a proportion of our revenue slightly increased from 56% for the first nine months of 2010 to 57% for the first nine months of 2011, mainly because of somewhat higher direct costs and an increase in depreciation and amortization expenses. Selling, general & administrative expenses as a percentage of revenue increased slightly from 16% for the first nine months of 2010 to 17% for the first nine months of 2011, predominantly reflecting higher personnel expenses and expenses related to share based compensation.

2.3    Adjusted EBITDA and operating profit

Over the first nine months of 2011, we generated €540.8 million of Adjusted EBITDA, a 7% increase compared to the prior year period when we achieved Adjusted EBITDA of €505.6 million. Despite higher staffing‐related expenses, higher corporate advisory and legal fees as a result of the regulatory review of the local TV access markets and investments in growth, including mobile and higher sales and marketing expenses related to the rebranding of our exclusive payTV sports channel Sporting Telenet, we were able to improve our Adjusted EBITDA margin by 100 basis points to 53.3%. We attribute this robust performance to our continued focus on efficiency‐related process and platform improvements within our organization, a relatively larger share of triple‐play subscribers in our net additions subscriber mix, strict control on our overhead expenses and generally less spending on our mobile activities.

Exhibit 1: Reconciliation between Adjusted EBITDA and profit attributable to equity holders (unaudited)

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2011	2010	Change %	2011	2010	Change %

Adjusted EBITDA	186.7	176.0	6%	540.8	505.6	7%
Adjusted EBITDA margin	54.1%	53.6%		53.3%	52.3%

Share based compensation	(2.3)	(0.8)	188%	(11)	(3.6)	206%
Operating credits (charges) related to acquisitions or divestitures	0.0	0.0	n/a	(0.8)	0.0	n/a
Restructuring charges	0.0	—	n/a	(0.1)	—	n/a

EBITDA	184.4	175.2	5%	528.9	502.0	5%

Depreciation, amortization and impairment	(122.4)	(77.9)	57%	(286.5)	(233.9)	22%

Operating profit	62.0	97.3	-36%	242.4	268.1	-10%

Net Finance expense	(128.8)	(48.1)	168%	(206.4)	(178.1)	16%
Share of the loss of equity accounted investees	(0.2)	(0.2)	n/a	(0.3)	(0.4)	-25%
Income tax benefit (expense)	19.7	(23.6)	-183%	(24.5)	(42.4)	-42%

Total comprehensive income (loss) for the period, attributable to owners of the Company	(47.3)	25.4	n/a	11.2	47.2	-76%

As for Q3 2011, we realized €186.7 million of Adjusted EBITDA, up 6% as compared to the prior year period. Despite higher production and marketing-related expenses linked to the rebranding of our sports channel and the start of the new football season, we were able to expand the underlying margin by 50 basis points from 53.6% in Q3 2010 to 54.1% in Q3 2011, which is our best achievement to date. Our improved Adjusted EBITDA margin reflected the economic benefits from adding more subscribers to triple-play. For Q4 2011, we anticipate a weaker Adjusted EBITDA margin because of seasonally higher sales and marketing expenses amongst others. Yet, we remain confident that our Adjusted EBITDA margin for the full year 2011 will be higher than last year’s level. Please refer to Section 3.1. – Outlook for the year 2011.

The healthy 7% increase in our Adjusted EBITDA over the first nine months of 2011 was offset by 22% higher depreciation, amortization and impairment charges as a result of the pro rata amortization of the acquired football broadcasting rights including the €28.5 million impairment on the DTT-related intangible assets. As a result, our operating profit over the first nine months of 2011 declined 10% to €242.4 million as compared to €268.1 million for the prior year period. Our operating profit in Q3 2011 showed a 36% decrease as compared to the prior year period, reflecting much higher depreciation, amortization and impairment charges including the DTT-related impairment.

2.4    Net result

FINANCE INCOME AND EXPENSES

Net finance expenses were €206.4 million for the first nine months of 2011 compared to €178.1 million for the prior year period. This increase reflected primarily higher interest expenses on the Term Loans under our Senior Credit Facility as a result of the issuance of additional debt and an increase in the overall interest margin following our maturity extension process. Furthermore, we incurred a €11.6 million loss year-to-date as a result of the early redemption of certain Term Loans. Both effects were only slightly offset by the fact that the change in the fair value of our interest rate hedges yielded a slightly lower negative impact in 9M 2011 versus the corresponding period last year. For Q3 2011, net finance expenses amounted to €128.8 million, up versus €48.1 million in prior year’s Q3 as a result of higher interest expenses on our financing facilities and significantly higher losses on our derivative financial instruments.

Interest income and foreign exchange gain
Interest income and foreign exchange gain for the first nine months of 2011 totaled €6.3 million, up €5.0 million compared to the €1.3 million which we recorded in last year’s first nine months. The increase was driven by the returns from our significantly higher cash balance that we invested prior to the capital reduction end of July. To minimize the concentration of counterparty risk, our cash equivalents, certificates of deposit and money market funds are placed with highly rated European and US financial institutions. For Q3 2011, interest income and foreign exchange gain was €1.7 million versus €0.8 million in the prior year period.

Interest expenses and foreign exchange loss
Our interest expense and foreign exchange loss for the first nine months of 2011 totaled €153.2 million, up from €107.7 million for the prior year period. The 42% increase is the cumulative effect of (i) a 20% or €448.5 million net increase in our indebtedness from December 31, 2010 to September 30, 2011 (see section 2.6 for more information), (ii) an increase in the overall interest margin on our Senior Credit Facility, following our maturity extension processes, and (iii) higher EURIBOR interest rates which set the basis for the majority of our interest expenses carried on our Senior Credit Facility. In Q3 2011, our interest expense and foreign exchange loss was €55.9 million compared to €37.3 million in the prior year period. The reasons for this increase were similar as the reasons stated above.

Net gains and losses on derivative financial instruments
We have entered into various derivative instruments to significantly reduce our exposure to interest rate increases through the maturity date of our Senior Credit Facility. During 2010 and Q3 2011, we further optimized our portfolio of interest rate hedges to lower the average interest rates and extend their maturities to cover the entire duration of our floating rate debt instruments up to 2021. As of September 30, 2011, we had a combination of 7% of caps, 30% of collars and 63% of swap instruments that provide for a maximum average interest rate of 3.9% on top of the respective margins per Term Loan. Our derivatives are spread over different financial institutions and geographies to minimize counterparty risks.

In line with IFRS accounting standards, our interest rate derivatives are valued on a mark-to-market basis, i.e. at fair value, and changes in fair value are reflected in our statement of comprehensive income. These changes in fair value can be volatile and do not have any direct impact on our cash flows until such time as the derivatives are fully or partially settled. For the first nine months of 2011, the change in fair value of our interest rate derivatives yielded a loss of €47.9 million versus a loss of €71.7 million in prior year’s first nine months. In the third quarter, we incurred a significant loss of €68.3 million for 2011 versus a loss of €11.6 million for 2010, mainly driven by a downward shift of the projected forward interest rate curve.

The mark-to-market valuation of our interest rate derivates depends on the evolution of the forward EURIBOR rates over the lifetime of such an instrument. To the extent the projected interest rates over the respective lifetime rise (fall), we expect the mark-to-market valuation of these instruments to increase (decrease) and to have a positive (negative) impact on our net result.

Loss on extinguishment of debt
As a result of the early redemption of certain outstanding Term Loans under our Senior Credit Facility for an aggregate €686.5 million as part of our financing optimizations, €11.6 million of transaction costs and related deferred financing costs were expensed in 9M 2011, of which €5.3 million were expensed in Q1 2011 and €6.3 million in Q3 2011.

INCOME TAXES

For the nine months of 2011, we recorded an income tax expense of €24.5 million compared to an income tax expense of €42.4 million for the first nine months of 2010. The higher losses on our derivate financial instruments in Q3 2011 and the impairment on the intangible assets related to the DTT-license reduced our overall profit before income taxes, which had a positive impact on the year-on-year evolution of our deferred income tax expenses. As a result, income tax expense for the third quarter reported a benefit of €19.7 million in 2011 versus an expense of €23.6 million in 2010.

NET INCOME

We recorded a net profit of €11.2 million for the first nine months of 2011, including a loss on our interest rate derivatives of €47.9 million, a €11.6 million loss on extinguishment of debt and a €28.5 million impairment charge relating to the intangible assets related to the DTT-license, without which we would have recorded a net profit of €99.2 million. In the prior year period, we reported a net profit of €47.2 million, including a €71.7 million loss on our interest rate derivatives, without which we would have recorded a net profit of €118.9 million. The underlying decrease in our net profit, excluding losses on derivative financial instruments, losses on extinguishment of debt and impairments, primarily reflected the impact from higher interest expenses and amortizations of broadcasting rights following the acquisition of the rights for Belgian football. In Q3 2011, our net loss was €47.3 million versus a profit of €25.4 million in Q3 2010. Excluding the impact from the mark-to-market on our interest rate derivatives, the loss on extinguishment of debt and the DTT-related impairment, our net profit would have been €55.8 million for Q3 2011 and €37.0 million for the prior year period.

2.5    Cash flow and liquidity

NET CASH PROVIDED BY OPERATING ACTIVITIES

Net cash provided by operating activities increased by 5% to €400.3 million for the first nine months of 2011 compared to €379.9 million in the prior year period. The strong underlying cash generation from our operations resulted in this increase which was partially offset by higher cash interest payments. Working capital movements remained fairly flat year-on-year. In the third quarter of 2011, net cash provided by operating activities was €112.7 million versus €135.1 million in last year’s third quarter. This decline was primarily related to interest on certain new debt instruments, one of them being paid semi-annually in August (and February), for €15.4 million in aggregate and a negative change in working capital. Please refer to section 2.6 – Debt profile for detailed information on the interest payment schedule.

NET CASH USED IN INVESTING ACTIVITIES

We used €229.3 million of net cash in investing activities for the first nine months of 2011, up 31% versus the €175.1 million we used in the first nine months of 2010. The cash used in investing activities comprised the cash payments from our capital expenditures, including the cash payment of €24.4 million for the first tranche of the Belgian football broadcasting rights, net of the proceeds received from the operators and broadcasters using these rights. These cash payments related to the broadcasting rights for the Belgian championship typically occur in Q3 and Q1. In Q3 2011, we used €82.8 million of net cash in investing activities, versus €59.5 million the year before, mainly driven by the abovementioned broadcasting rights. Please refer to Section 2.7 – Capital expenditures for detailed information about the underlying accrued capital expenditures.

FREE CASH FLOW

In the first nine months of 2011, we generated Free Cash Flow of €170.0 million, compared to €207.0 million in the prior year period representing 17% and 21% of revenue, respectively. The main drivers behind our Free Cash Flow evolution were a growing cash generation from our business operations, offset by the €24.4 million cash payment for the Belgian football broadcasting rights and higher interest charges following our recent refinancing operations. In the third quarter of 2011, we generated €29.3 million of Free Cash Flow, down versus the €75.6 million we generated in the prior year period as a result of higher interest payments following the issuance of the €300 million and €400 million notes in 2011 and the cash payment for the Belgian football broadcasting rights.

NET CASH PROVIDED BY FINANCING ACTIVITIES

Net cash used by financing activities amounted to €527.5 million for the first nine months of 2011, compared to €133.3 million during the prior year period. The cash movement in 9M 2011 primarily reflected the capital reduction paid to our shareholders of €508.8 million, a net negative effect of €6.6 million from the issuance of additional debt and the early redemption of certain Term Loans with shorter maturities and €23.7 million related to various lease repayments, including the scheduled repayment of the Telenet Partner Network capital lease and of the mobile spectrum. The net cash used by financing activities in 9M 2010 reflected the capital reduction of €249.7 million paid to our shareholders, partially offset by the drawdown of Term Loans B2A and E2 for an aggregate of €135.0 million since the availability of these commitments was expiring by the end of Q2 2010. In the third quarter of 2011, net cash used by financing activities amounted to €932.0 million, versus €257.1 million in the prior year period, largely representing the capital reduction in both years and the planned early redemption of Term Loans G and J following the issuance of new debt in the prior quarter.

2.6    Debt profile, cash balance and leverage ratio

DEBT PROFILE

As of September 30, 2011, we held total debt of €2,969.7 million, of which €1,229.6 million is owed under our Senior Credit Facility and €1,300.0 million is related to the four Notes issued in 2010 and 2011. It also included €67.6 million for the outstanding portion of the 3G mobile spectrum. The remainder primarily represents the capital lease associated with the Interkabel Acquisition. During the first nine months of 2011, we have continued to improve our debt repayment profile through the issuance of €300.0 million principal amount of Senior Secured Fixed Rate Notes due 2021 and €400.0 million principal amount of Senior Secured Floating Rate Notes due 2021 by independent financing companies that we consolidate. We used substantially all of the proceeds from the €300.0 million Senior Secured Fixed Rate Notes to redeem Term Loans K and L1.

Following the successful issuances, we launched a voluntary exchange process for Term Loan G under the Senior Credit Facility. Existing lenders in Term Loan G were requested to exchange their existing participations and commitments for participations and commitments in new Term Loans either with unchanged maturity at July 31, 2017 (Term Loan Q) or with an extended maturity of two years to July 31, 2019 (Term Loan R), in each case re-priced in line with current market conditions. After the closing of this transaction early July 2011, the entire proceeds of the €400.0 million issuance of Senior Secured Floating Rate Notes were used on July 29, 2011 to fully redeem the remaining part of the existing Term Loans G and J.

The voluntary exchange and re-pricing process, together with the redemption of shorter-term maturities, resulted in a further extension of the average maturity of our Senior Credit Facility to approximately 8 years. Hence, Telenet will not face any debt amortizations before mid-November 2016. These transactions were part of a larger financing framework under which we seek to extend the average maturity profile of our debt and improve the stability of our debt capitalization by providing additional cash flow flexibility at very attractive market conditions.

As part of the voluntary debt and exchange process referred to above, Telenet also extended the availability of the Revolving Facility to December 31, 2016 on July 22, 2011. The committed undrawn amount was revised to €158.0 million with an applicable margin of 2.75% over the EURIBOR rate.

DEBT OVERVIEW AND PAYMENT SCHEDULES

As a result of the recent refinancing operations, a portion of our interest expenses are now being paid on a semi-annual basis rather than on a monthly basis, which was primarily the case in 2010. The table below provides for an overview of our debt instruments and payment schedule post to the debt exchange and re-pricing process.

Exhibit 2: Debt maturity table as of September 30, 2011

Post debt exchange and re-pricing process	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	September 30, 2011
	(€ in millions)
Amended Senior Credit Facility:
Term Loan Q	431.0	431.0	—	July 31, 2017	Floating - Euribor + 3.25%	Monthly
Term Loan R	798.6	798.6	—	July 31, 2019	Floating - Euribor + 3.625%	Monthly
Revolving Credit Facility	158.0	—	158.0	December 31, 2016	Floating - Euribor + 2.75%	Not applicable

Senior Secured Fixed Rate Notes
€500 million Senior Secured Notes due 2020	500.0	500.0	—	November 15, 2020	Fixed - 6.375%	Semi-annually (May and Nov.)
100 million Senior Secured Notes due 2016	100.0	100.0	—	November 15, 2016	Fixed - 5.30%	Semi-annually (May and Nov.)
€300 million Senior Secured Notes due 2021	300.0	300.0	—	February 15, 2021	Fixed - 6.625%	Semi-annually (Feb and Aug.)

Senior Secured Floating Rate Notes
€400 million Senior Secured Notes due 2021	400.0	400.0		June 15, 2021	Floating - 3M EUR + 3.875%	Quarterly (March, June, Sep. and Dec.)

Total notional amount	2,687.6	2,529.6	158.0

CASH BALANCE AND AVAILABILITY OF FUNDS

As of September 30, 2011, we held €283.1 million of cash and cash equivalents, compared to €639.6 million as of December 31, 2010. We manage and optimize our cash balance on a daily basis and according to balanced counterparty risks. Under the Senior Credit Facility we have access to the additional committed Revolving Facility of €158.0 million, subject to compliance with the covenants mentioned below, with availability up to and including December 31, 2016.

LEVERAGE RATIO

As of September 30, 2011, the outstanding balance of our Senior Credit Facility and outstanding cash balance resulted in a Net Total Debt to EBITDA ratio of 3.3x, up compared to 2.8x as of December 31, 2010. The sequential increase in our leverage ratio as compared to the Q2 2011 quarter end from 2.5x to 3.3x was attributable to the payment of the shareholder disbursement at the end of July and the early redemption of certain outstanding Term Loans. Our current leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x.

2.7    Capital expenditures

Accrued capital expenditures were €362.3 million for the first nine months of 2011, including €71.5 million related to the license fee of the mobile 3G-spectrum and €86.8 million for the acquisition of the exclusive broadcasting rights for Belgian football which are both treated as described below:

_________________
2 Calculated as per Senior Credit Facility definition, using net total debt, excluding subordinated shareholder loans, capitalized elements of indebtedness under the clientele and annuity fees and any other finance leases, divided by last two quarters' annualized EBITDA.

Treatment of football rights: the football rights expire in May 2014 and are recorded as intangible fixed asset, net of the contracted resale of certain rights to other operators and broadcasters. They are amortized on a straight-line basis over the duration of the football seasons (each time 10 months, i.e. from August till May the next year) to reflect the pattern of consumption of the economic benefits embodied in the rights. The cash payment occurs in Q1 and Q3 every year, reflecting the upfront payment of certain exclusive broadcasting rights for respectively the first and second part of the current football season.

Treatment of mobile 3G spectrum: the spectrum expires in March 2021 and is recorded as intangible fixed asset and is being amortized on a straight line basis over its life time, being 10 years. The cash impact follows broadly the same pattern as the amortizations.

Excluding the one-off impact from the broadcasting rights and the mobile spectrum, our accrued capital expenditures for the first nine months of 2011 amounted to €204.0 million, representing 20% of revenue, and were up versus €174.9 million as reported in the prior year period. This increase was primarily driven by higher success-based capital expenditures as a result of customers migrating to our EuroDocsis 3.0-enabled Fibernet product, thus generating a higher ARPU, and network upgrades including the Pulsar node splitting project.

The Pulsar project will at least triple the available bandwidth per household by 2015 through a multiplication of optical nodes, connecting our fiber links with the last-mile coax network. The average number of homes connected to such a node will gradually reduce from approximately 1,400 now to 500 by 2015, thereby significantly increasing the broadband down- and upstream speeds.

For the first nine months of 2011, set-top box expenditures represented €27.3 million, or 13% of total accrued capital expenditures excluding accrued capital expenditures related to the acquisition of broadcasting rights and mobile spectrum, as compared to €34.5 million in 9M 2010. Customer installations amounted to €58.0 million in 9M 2011, or 28% of total accrued capital expenditures excluding accrued capital expenditures related to the acquisition of broadcasting rights and mobile spectrum, primarily boosted by migrations to our Fibernet broadband products, for which we install our brand-new home gateway. This new home gateway combines a EuroDocsis 3.0-enabled internet modem, a VoIP modem, a router and wireless antenna, all in one small box. Another advantage of this home gateway is the remote monitoring of the quality of service, which should have a positive impact on the number of technical customer visits in the future.

Accrued capital expenditures for network growth and upgrades amounted to €58.5 million in 9M 2011, or 29% of total accrued capital expenditures excluding accrued capital expenditures related to the acquisition of broadcasting rights and mobile spectrum, and included investments for our node splitting project. The remainder of our accrued capital expenditures includes refurbishments and replacements of network equipment, sports content acquisition costs other than those related to Belgian football and recurring investments in our IT-platform and systems. This implies that 70% of our 9M 2011 accrued capital expenditures excluding accrued capital expenditures related to the acquisition of broadcasting rights and mobile spectrum were scalable and subscriber growth related.

In Q3 2011, we accrued €235.2 million of capital expenditures, including €158.3 million of one-off expenditures related to the Belgian football broadcasting rights and mobile spectrum, without which our accrued capital expenditures would have been €76.9 million, or 22% of revenue, compared to €67.1 million a year earlier. The key drivers for this increase were more customers migrating to Fibernet and the anticipated investment phasing of our Pulsar node splitting project.

3	Outlook and other information

3.1    Outlook for the year 2011

As for our full year 2011 outlook, we continue to believe that we will deliver a solid set of operational and financial results amidst a challenging macro-economic and competitive environment. Having completed the first nine months of the year, in which we experienced a softer market demand in Q2 and in the beginning of Q3, we have slightly narrowed our revenue outlook as we now anticipate revenue growth of “around 5.5%” versus our previous guidance range of “between 5.5% and 6.0%”. However, relative to the first nine months of 2011, we anticipate the pace of our top line growth to increase in Q4 2011. Our revenue growth in Q4 2011 will be supported to some extent by the price increases on our basic cable television and broadband internet services as announced in July, while we also expect growing revenue from our sports channel Sporting Telenet. We also reiterate that our revenue in Q4 last year was impacted by €3.7 million lower revenue from contract termination billings, which reflects the termination fee we charge customers upon breach of their one-year contract obligation.

For the year-to-date, we managed to improve our Adjusted EBITDA margin as compared to the prior year period, reflecting the positive impact from various process and platform improvements within our business, overall tight control on our overhead expenses and the benefits of increased triple-play growth. Even though we anticipate a weaker Adjusted EBITDA margin in Q4 2011 relative to the preceding quarters because of seasonally higher sales and marketing expenses, we remain confident to beat last year’s Adjusted EBITDA margin. For the full year 2011, we now upgraded our Adjusted EBITDA margin to a target of “around 52.5%” as compared to 51.5% achieved in 2010.

We anticipate incurring higher accrued capital expenditures in Q4 2011 because of seasonal patterns in our business. Due to phasing, we plan to split more optical nodes in Q4 2011, which will lead to a small increase in the anticipated accrued capital expenditures to “around 22% of revenue” for the full year 2011 from “around 21% of our revenue”. This increase will only have limited impact on Free Cash Flow for Q4 2011 given the difference in timing of accrual and supplier payment.

Year-to-date, we generated €170.0 million of Free Cash Flow. Growing strength in our operating cash flow was somewhat offset by higher cash interest expenses and the prepayment of part of the acquired football broadcasting rights, which will typically occur in Q3 and Q1. For the full year, we see Free Cash Flow “in excess of €240.0 million”. We believe our robust Free Cash Flow profile and the fact that the majority of our debt amortizations are now scheduled to occur in 2017 will provide ample balance sheet flexibility to our business. The latter can be tapped into for future value-accretive investments and/or attractive shareholder disbursements.

Exhibit 3: Outlook FY 2011

	Outlook FY 2011 As adjusted July 28, 2011	Outlook FY 2011 As adjusted October 27, 2011
Revenue growth	Between 5.5% - 6.0% (~€1,370m – 1,377m)	Around 5.5% (~€1,370m)
Adjusted EBITDA margin	Above FY 2010 (> €706m)	Around 52.5% (~€719m)
Capital expenditures(1)	Around 21% of revenue (~€288m)	Around 22% of revenue (~€300m)
Free Cash Flow(2)	In excess of €240.0 million	In excess of €240.0 million
______________________

(1)
Represents accrued capital expenditures. Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated balance sheet on an accrued basis. The outlook excludes accrued capital expenditures related to the acquisition of the exclusive broadcasting rights for the top fixtures of the Belgian football championship (approximately €86.8 million) and the acquisition of the fourth 3G-license (€71.5 million).

(2)
Free Cash Flow is currently defined as net cash provided by the operating activities of Telenet’s continuing operations less capital expenditures of its continuing operations, net of proceeds from the sale of other intangibles, each as reported in the Company’s consolidated statement of cash flows. Please refer to page 2 for additional information. The upfront annual cash payments related to the mobile spectrum will be reflected in Telenet’s cash flow used in financing activities and hence these payments will not affect Telenet’s Free Cash Flow as currently defined.

3.2    Subsequent events

There were no significant events subsequent to September 30, 2011, that would require adjustment to or disclosure in the accounting data included in this press release.

3.3    Procedures of the independent auditor

The statutory auditors, KPMG Bedrijfsrevisoren – Reviseurs d’Entreprises CVBA, represented by Jos Briers and Götwin Jackers, have confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim financial information included in this press release as of and for the nine month period ended September 30, 2011.

4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended	Sept 2011	Sept 2010	Change %

Total Services

Homes passed - Combined Network	2,837,600	2,812,600	1%

Television
Analog Cable TV
Total Analog Cable TV	853,300	1,119,400	-24%
Digital Cable TV
Digital Cable TV (Telenet Digital TV)	1,305,700	1,108,600	18%
Digital Cable TV (INDI)	55,100	60,200	-8%
Total Digital Cable TV	1,360,800	1,168,800	16%

Total Cable TV	2,214,100	2,288,200	-3%

Internet
Residential Broadband Internet	1,241,200	1,160,000	7%
Business Broadband Internet	40,900	36,800	11%
Total Broadband Internet	1,282,100	1,196,800	7%

Telephony
Residential Telephony	851,100	782,200	9%
Business Telephony	12,900	12,600	2%
Total Telephony	864,000	794,800	9%

Mobile telephony (active customers)	231,200	182,200	27%

Total Services (excl. Mobile)	4,360,200	4,279,800	2%

Churn

Basic cable television	9.8%	8.6%
Broadband internet	8.5%	7.8%
Telephony	7.7%	6.9%

Customer relationship information - Combined Network

Triple-play customers	767,800	697,300	10%
Total customer relationships	2,214,100	2,288,200	-3%
Services per customer relationship	1.97	1.87	5%
ARPU per customer relationship (in € / month)	42.5	39.0	9%

5	Telenet Group Holding NV – Selected EU GAAP condensed
consolidated interim financial statements

5.1	EU GAAP condensed consolidated interim statement of comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2011	2010	Change %	2011	2010	Change %

Revenue

Basic cable television	78.5	82.1	-4%	237.6	244.8	-3%
Premium cable television	48.0	38.2	26%	136.7	110.0	24%
Distributors / other	13.8	13.9	-1%	38.7	42.3	-9%
Residential broadband internet	110.9	107.9	3%	329.3	321.0	3%
Residential telephony	71.8	65.4	10%	205.4	188.6	9%
Business services	21.9	20.9	5%	67.1	60.3	11%

Total Revenue	344.9	328.4	5%	1,014.8	967.0	5%
Expenses
Cost of services provided	(228.7)	(182.3)	25%	(603.6)	(545.4)	11%
Gross Profit	116.2	146.1	-20%	411.2	421.6	-2%
Selling, general & administrative expenses	(54.2)	(48.8)	11%	(168.8)	(153.5)	10%
Operating profit	62.0	97.3	-36%	242.4	268.1	-10%
Finance income	1.7	0.8	113%	6.3	1.3	385%
Net interest income and foreign exchange gain	1.7	0.8	113%	6.3	1.3	385%
Finance expenses	(130.5)	(48.9)	167%	(212.7)	(179.4)	19%
Net interest expense and foreign exchange loss	(55.9)	(37.3)	50%	(153.2)	(107.7)	42%
Net loss on derivative financial instruments	(68.3)	(11.6)	489%	(47.9)	(71.7)	-33%
Loss on extinguishment of debt	(6.3)	—	n/a	(11.6)	—	n/a
Net Finance expense	(128.8)	(48.1)	168%	(206.4)	(178.1)	16%
Share of the loss of equity accounted investees	(0.2)	(0.2)	n/a	(0.3)	(0.4)	-25%
Profit (loss) before income tax	(67)	49.0	n/a	35.7	89.6	-60%
Income tax benefit (expense)	19.7	(23.6)	n/a	(24.5)	(42.4)	-42%
Profit (loss) for the period	(47.3)	25.4	n/a	11.2	47.2	-76%
Other comprehensive income for the period, net of income tax	—	—	n/a	—	—	n/a
Total comprehensive income (loss) for the period, attributable to owners of the Company	(47.3)	25.4	n/a	11.2	47.2	-76%

Weighted average shares outstanding	113,122,554	112,079,774		112,870,397	112,024,445
Basic earnings (loss) per share	(0.42)	0.23		0.10	0.42
Diluted earnings (loss) per share	(0.41)	0.22		0.10	0.42

Expenses by Nature
Employee benefits	33.5	32.4	3%	108.6	98.6	10%
Share based compensation	2.3	0.8	188%	11.0	3.6	206%
Depreciation	65.3	62.6	4%	191.5	185.0	4%
Amortization	18.8	14.7	28%	52.7	44.3	19%
Amortization of broadcasting rights	7.8	0.6	1,200%	11.8	4.6	157%
Impairment loss on other intangible assets	28.5	—	n/a	28.5	—	n/a
Losses (gains) on disposal of property and equipment and other intangible assets	2.0	—	n/a	2.0	—	n/a
Network operating and service costs	98.4	94.7	4%	283.9	280.2	1%
Advertising, sales and marketing	16.0	14.2	13%	42.4	46.3	-8%
Other costs	10.3	11.1	-7%	39.1	36.3	8%
Operating charges (credits) related to acquisitions or divestitures	—	—	n/a	0.8	—	n/a
Restructuring charges	—	—	n/a	0.1	—	n/a

Total Expenses	282.9	231.1	22%	772.4	698.9	11%

5.2    EU GAAP condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2011	2010	Change %	2011	2010	Change %

Cash flows provided by operating activities
Profit (loss) for the period	(47.3)	25.4	n/a	11.2	47.2	-76%
Depreciation, amortization and impairment	122.4	77.9	57%	286.5	233.9	22%
Working capital changes and other non cash items	(20.8)	(4.4)	373%	(9.2)	(15.1)	-39%
Income tax expense (benefit)	(19.7)	23.6	n/a	24.4	42.8	-43%
Net interest expense and foreign exchange loss	54.2	36.5	48%	146.9	106.4	38%
Net loss on derivative financial instruments	68.3	11.6	490%	47.9	71.7	-33%
Loss on extinguishment of debt	6.3	—	n/a	11.6	—	n/a
Cash interest expenses and cash derivatives	(50.7)	(35.5)	43%	(119)	(107)	11%

Net cash provided by operating activities	112.7	135.1	-17%	400.3	379.9	5%

Cash flows provided by investing activities
Purchases of property and equipment	(45.3)	(47)	-4%	(164.2)	(136.8)	20%
Purchases of intangibles	(49.1)	(12.5)	293%	(78.1)	(36.1)	116%
Acquisitions of subsidiaries and affiliates, net of cash acquired	—	—	n/a	—	(2.3)	n/a
Proceeds from sale of property and equipment	0.6	0	n/a	1.0	0.1	900%
Proceeds from sale of other intangibles	11.0	—	n/a	12.0	—	n/a

Net cash used in investing activities	(82.8)	(59.5)	39%	(229.3)	(175.1)	31%

Cash flows provided by financing activities
Proceeds from issuance of debt, net of redemptions	(403.5)	—	n/a	10.0	135.0	-93%
Payment of shareholder disbursement	(508.8)	(249.7)	104%	(508.8)	(249.7)	104%
Other financing activities (incl. finance leases)	(19.7)	(7.4)	166%	(28.7)	(18.6)	54%

Net cash used in financing activities	(932)	(257.1)	263%	(527.5)	(133.3)	296%

Net increase in cash and cash equivalents
Cash at beginning of period	1,185.2	398.7	197%	639.6	145.7	339%
Cash at end of period	283.1	217.2	30%	283.1	217.2	30%

Net cash generated (used)	(902.1)	(181.5)	397%	(356.5)	71.5	n/a

Free Cash Flow
Net cash provided by operating activities	112.7	135.1	-17%	400.3	379.9	5%
Purchases of property and equipment	(45.3)	(47)	-4%	(164.2)	(136.8)	20%
Purchases of intangibles	(49.1)	(12.5)	293%	(78.1)	(36.1)	116%
Proceeds from sale of other intangibles	11.0	—	n/a	12.0	—	n/a
Free Cash Flow	29.3	75.6	-61%	170.0	207.0	-18%

5.3    EU GAAP condensed consolidated interim statement of financial position
(unaudited)

(€ in millions)	Sept 30,	Dec 31,	Change
	2011	2010

ASSETS
Non-current Assets:
Property and equipment	1,278.7	1,310.2	(31.5)
Goodwill	1,241.8	1,241.8	0.0
Other intangible assets	420.8	313.6	107.2
Deferred tax assets	5.6	19.9	(14.3)
Derivative financial instruments	0.3	4.7	(4.4)
Investments in equity accounted investees	0.2	0.2	0.0
Other assets	34.7	4.9	29.8
Total non-current assets	2,982.1	2,895.3	86.8

Current Assets:
Inventories	11.5	12.6	(1.1)
Trade receivables	86.8	79.8	7.0
Derivative financial instruments	0.6	0.3	0.3
Other current assets	95.6	65.0	30.6
Cash and cash equivalents	283.1	639.6	(356.5)
Total current assets	477.6	797.4	(319.8)

TOTAL ASSETS	3,459.7	3,692.7	(233.0)

EQUITY AND LIABILITIES
Equity:
Share capital	293.3	797.4	(504.1)
Share premium and other reserves	997.3	980.0	17.3
Retained loss	(1,548.6)	(1,559.8)	11.2
Total equity	(258)	217.5	(475.5)

Non-current Liabilities:
Loans and borrowings	2,909.4	2,837.4	72.0
Derivative financial instruments	77.5	35.9	41.6
Deferred revenue	4.9	6.4	(1.5)
Deferred tax liabilities	11.5	5.5	6.0
Other liabilities	102.5	38.1	64.4
Total non-current liabilities	3,105.8	2,923.4	182.4

Current Liabilities:
Loans and borrowings	60.3	40.3	20.0
Trade payables	109.3	109.3	0.0
Accrued expenses and other current liabilities	324.4	283.1	41.3
Deferred revenue	83.9	94.0	(10.1)
Derivative financial instruments	29.5	24.7	4.8
Current tax liability	4.5	0.3	4.2
Total current liabilities	611.9	551.8	60.1

Total liabilities	3,717.7	3,475.2	242.5

TOTAL EQUITY AND LIABILITIES	3,459.7	3,692.7	(233.0)